Exhibit 99.1

COST PLUS, INC. ANNOUNCES FISCAL 2006 FIRST QUARTER RESULTS AND PROVIDES GUIDANCE FOR SECOND QUARTER AND FISCAL YEAR

Oakland, CA – May 18, 2006 – Cost Plus, Inc. (NASDAQ: CPWM) announced today financial results for its fiscal first quarter ended April 29, 2006.

The Company reported a net loss of $4.8 million, or $0.22 per diluted share, for the first quarter of fiscal 2006. The net loss includes a charge of approximately $0.03 per diluted share related to the closing of two stores and the departure of the Company’s EVP of Merchandising. The net loss also includes a non-cash charge of approximately $0.02 per diluted share associated with the expensing of stock options required under SFAS No. 123 (R), Share-Based Payment. The Company reported a net loss of $138,000, or $0.01 per diluted share, in the first quarter of fiscal 2005. Those results include a charge of approximately $0.09 per diluted share related to the closure of four stores and the departure of the Company’s former CEO. The Company did not expense stock options in 2005.

Net revenue for the first quarter of fiscal 2006 was $213.0 million, a 6.5% increase over first quarter of fiscal 2005 net revenue of $200.0 million. Same store sales for the quarter decreased 4.3%, compared to a 1.9% decrease for the first quarter of 2005.

The Company indicated that weaker than expected customer traffic and lower sales of upholstered and outdoor furniture were the primary reasons for the comparable store sales decrease. A 260 basis point decrease in merchandise margin compared to last year contributed to the shortfall in earnings from prior guidance. Merchandise margin was lower than last year primarily due to a significantly higher mix of consumables to total net sales resulting from a longer Easter selling season and higher markdowns in furniture and textiles.

During the quarter, the Company opened seven stores and closed two stores.

For the second quarter of fiscal 2006 the Company is projecting a net loss in the range of $0.30 to $0.40 per diluted share, which includes an estimated one-time $18 million retail markdown charge, or $0.20 per diluted share, to lower retail pricing on certain categories of home furnishings merchandise that the Company desires to sell through during the second and third quarters. Net income was $0.07 per diluted share for the second quarter of fiscal 2005. The Company’s guidance is predicated on the following major assumptions:

•	Two new stores opened vs. 10 stores opened and two closures during the second quarter of fiscal 2005.

•	Same store sales decrease of 4% to flat vs. a decrease of 1.7% in the prior year second quarter.

•	Total sales between $212 million and $221 million vs. $202.8 million in fiscal 2005.

•	Gross profit rate between 28.2% and 28.8% vs. 34.1% in the prior year. The decline in gross profit rate is attributed to reduced leverage on occupancy costs and includes an estimated one-time $18 million retail markdown charge, or $0.20 per diluted share, taken to lower retail pricing on certain categories of home furnishings merchandise that the Company desires to sell through during the second and third quarters.

•	SG&A rate between 32.8% and 34.1% vs. 31.1% in the prior fiscal year. Included in second quarter 2006 SG&A expense is $0.03 per diluted share, or 50 basis points, associated with the expensing of stock options required under FAS 123 (R).

•	Pre-tax loss between $11.2 million and $14.8 million vs. $2.4 million pre-tax income in the prior fiscal year.

•	An effective income tax rate of 40.0% in the current year vs. 36.5% in the prior fiscal year.

•	Net loss between $6.7 million and $8.9 million vs. $1.5 million net income in the prior fiscal year.

•	Estimated loss per diluted share between $0.30 and $0.40 vs. net income of $0.07 per diluted share last year, with weighted average shares outstanding estimated at 22.1 million for the quarter, the same as last year.

The Company now estimates fiscal 2006 earnings to be approximately $0.70 per diluted share based upon an annual comparable store sales increase of approximately 2.0%. Included in the full-year earnings estimate is approximately $0.20 per diluted share associated with the one-time markdown charge and approximately $0.11 per diluted share related to the expensing of stock options.

The Company will host a conference call today at 1:30 p.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1986 or (212) 676-5360. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21291636, from 3:30 p.m. PT Thursday to 3:30 p.m. PT on Friday, May 19, 2006. Investors may also access the live call or the replay over the internet at www.streetevents.com ; www.fulldisclosure.com and www.worldmarket.com . The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home furnishings and entertaining products. As of May 18, 2006, the Company operated 274 stores in 34 states compared to 240 stores in 30 states at the same time last year.

The above statements and assumptions relating to anticipated financial results for the first quarter of 2006 and the remainder of fiscal 2006 are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to, determination of the ultimate gross profit rate earned on first quarter sales; determination of operating costs and other expenses; changes in accounting rules and regulations, and adjustments identified in closing the Company’s books and accounting records; changes in economic conditions that effect consumer spending; international conflicts; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; and a material unfavorable outcome with respect to litigation, claims or assessments. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	First Quarter
	April 29, 2006		April 30, 2005
Net sales	$212,964	100.0%	$200,023	100.0%
Cost of sales and occupancy	149,657	70.3	133,304	66.6
Gross profit	63,307	29.7	66,719	33.4
Selling, general and administrative expenses	68,707	32.3	65,157	32.6
Store preopening expenses	1,525	0.7	1,061	0.5
Income (loss) from operations	(6,925)	(3.3)	501	0.3
Net interest expense	1,062	0.5	726	0.4
Loss before income taxes	(7,987)	(3.8)	(225)	(0.1)
Income taxes	(3,195)	(1.5)	(87)	0.0
Net loss	$(4,792)	(2.3)%	$(138)	(0.1)%
Net loss per share - diluted	$(0.22)		$(0.01)
Weighted average shares outstanding - diluted	22,062		21,914
New stores opened	7		5

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	April 29, 2006	April 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$15,330	$3,759
Merchandise inventories	251,092	268,492
Other current assets	25,043	14,498
Total current assets	291,465	286,749
Property and equipment, net	199,629	188,134
Goodwill	4,178	4,178
Other assets	16,233	12,937
Total assets	$511,505	$491,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,474	$50,377
Accrued compensation	10,152	9,700
Short-term borrowings	3,575	10,830
Other current liabilities	25,875	23,738
Total current liabilities	85,076	94,645
Capital lease obligations	11,841	13,471
Long-term debt	62,144	54,121
Other long-term obligations	40,315	35,328
Shareholders’ equity:
Common stock	221	220
Additional paid-in capital	164,206	163,128
Retained earnings	147,650	132,071
Accumulated other comprehensive income (loss)	52	(986)
Total shareholders’ equity	312,129	294,433
Total liabilities and shareholders’ equity	$511,505	$491,998

Contact:

Tom Willardson

(510) 808-9119

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